January 9, 1998


Filing Officer
Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C. 20549

RE:  FORM 8-A
     REGISTRATION OF COMMON STOCK $1 PAR VALUE
     PURSUANT TO SECTION (12b)

To Whom it May Concern:

Pursuant to 8-A filing requirements, under the Securities and Exchange Act of 1934, there is appended to this transmittal, an electronic file of the current report (on Form 8-A) of Chittenden Corporation, Two Burlington Square, Burlington, Vermont 05401.

In addition, please consider this a request for acceleration. It is my understanding that the registration will not be effective until the Commission has been notified by the New York Stock Exchange that 30,000,000 securities have been approved by the Exchange for listing and registration. We presently expect that to occur on February 18, 1998.

If you have questions concerning this report, please telephone the undersigned at (802) 660-1410.

Kindly acknowledge receipt of this letter by COMPUSERVE E-MAIL.

Very truly yours,

S/F. Sheldon Prentice
Senior Vice President, General Counsel
and Secretary

cc:  New York Stock Exchange




                                    FORM 8-A

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            ------------------------

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                             CHITTENDEN CORPORATION
               (Exact name of registrant as specified in charter)


Vermont                             0-7974              03-0228404
(State of incorporation             Commission          (IRS Employer
or organization)                   File Number          Identification No.)


Two Burlington Square, Burlington, Vermont                       05401
(Address of principal executive offices)                         (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:

     Title of each class                Name of each exchange on which
     To be so registered                each class is to be registered

     Common Stock, $1 Par Value         New York Stock Exchange


Securities to be register pursuant to Section 12(g) of the Act:

                                      None
                                (Title of Class)


Item 1.   Description of Registrant's Securities
          to be Registered

          Common Stock, $1 Par Value

     The capital stock of Chittenden Corporation (the "Company") to be registered on the New York Stock Exchange, Inc. (the "Exchange"), is the Registrant's Common Stock with a par value of $1 per share. Holders of Common Stock are entitled to one vote per share at all meetings of stockholders. Dividends that may be declared on the Common Stock will be paid in an equal amount to the holder of each share. No pre-emptive rights are conferred upon the holders of such stock and there are no liquidation or conversion rights. Nor are there any redemption or sinking fund provisions and there is no liability to further calls or to assessments by the Registrant.

     Certain provisions of the Company's Certificate of Incorporation were designed to make the Company a less attractive target for acquisition by an outsider who does not have the support of the Company's directors. These provisions: (1) provide for a classified Board; (2) provide that certain business transactions will require the affirmative vote of the holders of at least 66 2/3% of the shares entitled to vote; and (3) provide that at least 66 2/3% of the shares entitled to vote must approve certain amendments to the Certificate of Incorporation. While the foregoing provisions will not necessarily prevent take-over attempts, they should discourage an attempt to obtain control of the Company in a transaction not approved by the Company's Board of Directors by making it more difficult for a third party to obtain control in a short time and impose its will on the remaining shareholders of the Company.

Item 2.   Exhibits

          1. All exhibits required by Instruction II to Item 2 will be supplied to the New York Stock Exchange.

                                   SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                   CHITTENDEN CORPORATION
                                   (Registrant)



                              BY:  S/F. SHELDON PRENTICE
                                   F. Sheldon Prentice, Senior Vice President,
                                   General Counsel and Secretary